UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2013

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 13, 2013, we agreed to contribute seven of our properties (the “Properties”) to a joint venture (the “Venture”) that we intend to form with G&I VII Austin Office LLC (“DRA”), an investment vehicle advised by DRA Advisors LLC. Closing of this transaction is subject to the satisfaction of customary closing conditions, including consummation by the Venture of mortgage loans in the aggregate amount of $230.6 million. We presently expect closing to occur in the fourth quarter of 2013. However, we cannot provide any assurance that all conditions to closing will be satisfied or that closing will occur in 2013.
DRA and we valued the Properties and related assets, based on arm's-length negotiation, at an aggregate gross value of $330.0 million. DRA will own a 50% interest in the Venture and we will own a 50% interest in the Venture, subject to our right to receive up to an additional 10% of distributions as indicated below. We and DRA, utilizing additional equity funding of up to $100.0 million per partner, intend to jointly pursue additional office opportunities in targeted Austin sub-markets and plan to co-invest in acquisitions that meet certain investment criteria.
At closing, we expect that (i) third party institutional lenders would loan the Venture an aggregate of $230.6 million; (ii) DRA would contribute cash to the Venture in an estimated amount of $49.7 million; (iii) approximately $3.7 million would be set aside to cover closing costs and expenses, and (iv) we would receive, in exchange for the Properties, and in addition to our 50% interest in the Venture, a cash distribution from the Venture in an estimated amount of $276.6 million. We will also be required to fund the first $5.0 million of capital expenditures on behalf of the Venture following the closing resulting in estimated net proceeds of $271.6 million. We expect to use the cash that we receive at closing from the Venture to further advance our growth and deleveraging strategy. The loans to the Venture will be secured by the Properties and the maturity dates will be five years from the closing. The actual dollar amounts that are contributed or credited to the Venture, and that we receive from the Venture upon the closing of the transaction, may vary from the estimated amounts shown above.
We will serve initially as the operating member of the Venture, with responsibility for the day-to-day operations of the Venture, and each of DRA and we will have co-approval rights over the Venture's operating plans and budgets, sales and financings and entry into material agreements and commitments. The Venture will engage us to provide property management and leasing services for the Properties. We will receive a market-based fee for our management and leasing services to the Venture and we will also receive a “promoted interest” that will entitle us to receive (in addition to our 50% capital interest) an additional portion of net distributions from the Venture of proceeds from capital events (such as property sales) if and after DRA and we have received an agreed upon internal rate of return on our respective capital contributions to the Venture.
The seven Properties comprise eleven office buildings totaling 1,398,826 square feet. As of September 13, 2013, the Properties were 96.8% leased. The table below lists the location and square footage of each of the Properties:

	Property	City	State	No. of Buildings	Square Feet
1)	1250 South Capital of Texas Highway	Austin	TX	3	270,711
2)	1301 South MoPac Expressway	Austin	TX	1	222,580
3)	3711 South MoPac Expressway	Austin	TX	2	205,195
4)	1601 South MoPac Expressway	Austin	TX	1	195,639
5)	1501 South MoPac Expressway	Austin	TX	1	195,324
6)	1221 South MoPac Expressway	Austin	TX	1	173,302
7)	7000 West William Cannon Drive	Austin	TX	2	136,075
	Total			11	1,398,826

The term of the Venture will be perpetual until dissolved in accordance with its operating agreement. The operating agreement will generally prohibit a member from transferring its interest in the Venture without the consent of the other member. After the fourth anniversary of the closing date, each of we and DRA may exercise a customary buy-sell provision.
We are not affiliated with DRA. In December 2007, we contributed a portfolio of properties to a joint venture that we formed with G&I VI Investment Interchange Office LLC, which is also an investment vehicle advised by DRA Advisors LLC. We provided information on this 2007 transaction and joint venture formation in our Current Reports on Form 8-K that we filed with the SEC on November 9, 2007 and December 21, 2007.
As used in this Form 8-K, the terms "we" and "our" refer to Brandywine Operating Partnership, L.P., the limited partnership through which Brandywine Realty Trust owns its assets and conducts its operations, along with direct and indirect wholly owned subsidiaries of Brandywine Operating Partnership, L.P.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Date: September 18, 2013

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